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As filed with the Securities and Exchange Commission on February 2, 2004

Registration No. 333-110173

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INFOCROSSING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3252333 (I.R.S. employer identification number)
2 Christie Heights Street Leonia, NJ 07605 (201) 840-4700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Nicholas J. Letizia, Esq.
Senior Vice President and General Counsel
Infocrossing, Inc.
2 Christie Heights Street
Leonia, NJ 07605
(201) 840-4700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert A. Zuccaro, Esq. Latham & Watkins llp 885 Third Avenue, Suite 1000 New York, New York 10022 (212) 906-1200

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum aggregate price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Common Stock, par value $.01 per share	13,147,800 shares	$9.25	$121,617,150	$9,838.83(4)

(1)
Includes the registration for resale by the selling stockholders of (i) 9,739,111 shares of common stock presently issued and outstanding and (ii) 3,408,689 shares of common stock issuable upon exercise of related outstanding common stock purchase warrants.

(2)
In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended to cover the additional shares of common stock issuable upon exercise of the related outstanding common stock purchase warrants.

(3)
The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is $9.25 the average of the high and low prices of common stock of Infocrossing, Inc. as reported by The Nasdaq National Market on October 24, 2003.

(4)
Previously paid with the filing of the original registration statement being amended hereby.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

        The sole purpose of this amendment to this registration statement is to file exhibits 10.1A through 10.2D attached as exhibits hereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the fees and expenses in connection with the resales of the securities registered hereunder. We will pay all of the costs identified below. Except for the SEC registration fee, all amounts are estimates.

SEC registration fee	$9,838.83
Legal fees and expenses	100,000.00
Accounting fees and expenses	10,000.00
Miscellaneous expenses	5,161.17

Total	$125,000.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Infocrossing, Inc. is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "Delaware General Corporation Law") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit.

        Article 9 of Infocrossing, Inc.'s Certificate of Incorporation, as amended, provides that "the directors shall have the authority to provide in the by-laws for the indemnification of directors and officers to the fullest extent permitted by law."

        Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

        Article VIII, Section 1 of the By-Laws of Infocrossing, Inc. provides:

        "The Corporation shall indemnify any present or former officer or director of the Corporation or the personal representatives thereof, to the fullest extent permitted by the General Corporation Law."

        Infocrossing, Inc. maintains insurance covering itself and its officers and directors against certain liabilities incurred in their capacities as such.

ITEM 16. EXHIBITS.

        This Registration Statement includes the following exhibits:

Exhibit Number	Description
3.1A	Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to Infocrossing's Form 10-KSB for the period ended October 31, 1999.
3.1B
Certificate of Amendment to Infocrossing's Restated Certificate of Incorporation, filed May 8, 2000 to increase the number of authorized shares and to remove Article 11, incorporated by reference to Exhibit 3.1B to Infocrossing's Form 10-Q for the period ended April 30, 2000.
3.1C*	Certificate of Elimination, dated as of October 23, 2003, eliminating all outstanding shares of Infocrossing's redeemable 8% series A cumulative convertible participating preferred stock due 2007.
3.2	Amended and Restated By-Laws, incorporated by reference to Exhibit 3.2 to Infocrossing's Form 10-KSB for the period ended October 31, 1999.
4.1*	Form of certificate for common stock.
4.2*	Form of Warrant, dated as of October 21, 2003.
4.3
Securities Purchase Agreement, dated as of October 16, 2003, by and among Infocrossing, Inc. and the purchasers listed on the signature pages thereto incorporated by reference to Exhibit 4.1 to Infocrossing's Current Report on Form 8-K filed October 22, 2003.
4.4
Registration Rights Agreement, dated as of October 16, 2003, between Infocrossing, Inc. and the investors named on the signature pages thereto incorporated by reference to Exhibit 4.2 to Infocrossing's Current Report on Form 8-K filed October 22, 2003.
4.5
Exchange Agreement, dated as of October 16, 2003, by and among the Company and holders of series A preferred stock and series A warrants incorporated by reference to Exhibit 4.3 to Infocrossing's Current Report on Form 8-K filed October 22, 2003.
5.1*	Opinion of Latham & Watkins LLP.
10.1A†	Master Services Agreement dated as of May 24, 2001 among Infocrossing, Inc., Alicomp, a Division of Alicare, Inc. and ADT Security Services, Inc.
10.1B†	Amendment to Master Services Agreement among Infocrossing, Inc., Alicomp, a Division of Alicare, Inc. and ADT Security Services, Inc. dated as of January 11, 2002.
10.2A†	Computer Services Agreement dated as of March 21, 1997 by and between Computer Outsourcing Services, Inc. and Alicomp, a Division of Alicare, Inc.
10.2B†	Marketing Agreement dated as of March 21, 1997 by and between Computer Outsourcing Services, Inc. and Alicomp, a Division of Alicare, Inc.
10.2C	Extension Agreement dated as of October 1, 2002 by and between Infocrossing, Inc. (formerly known as Computer Outsourcing Services, Inc.) and Alicomp, a Division of Alicare, Inc.
10.2D	Extension Agreement dated as of December 30, 2003 by and between Infocrossing, Inc. (formerly known as Computer Outsourcing Services, Inc.) and Alicomp, a Division of Alicare, Inc.
23.1*	Consent of Ernst & Young LLP, independent auditors.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of the original Registration Statement filed on October 31, 2003, being amended hereby).
99.1
Term Loan Agreement, dated as of October 21, 2003, by and among the Company, the Lenders named therein, and Infocrossing Agent, Inc. incorporated by reference to Exhibit 10.1 to Infocrossing's Current Report on Form 8-K filed October 22, 2003.
99.2
Guaranty and Security Agreement, dated as of October 21, 2003, by and among the Company, the Company's subsidiaries, and Infocrossing Agent, Inc. incorporated by reference to Exhibit 10.2 to Infocrossing's Current Report on Form 8-K filed October 22, 2003.

*
Previously filed.

†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

ITEM 17. UNDERTAKINGS.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of shares of common stock offered (if the total dollar value of shares of common stock offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the shares of common stock being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the Commission's opinion, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person of the registrant in connection with these securities, the registrant will submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue, unless its counsel advises it that the issue has been settled by controlling precedent.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leonia, State of New Jersey, on February 2, 2004.

INFOCROSSING, INC.
By:	/s/ WILLIAM J. MCHALE William J. McHale Senior Vice President of Finance

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ *ZACH LONSTEIN Zach Lonstein	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	February 2, 2004
/s/ *WILLIAM J. MCHALE William J. McHale	Senior Vice President of Finance (Principal Financial Officer and Principal Accounting Officer)	February 2, 2004
/s/ *PETER DAPUZZO Peter DaPuzzo	Director	February 2, 2004
/s/ *KATHLEEN A. PERONE Kathleen A. Perone	Director	February 2, 2004
/s/ *MICHAEL B. TARGOFF Michael B. Targoff	Director	February 2, 2004
/s/ *ROBERT B. WALLACH Robert B. Wallach	Director	February 2, 2004
*By:	/s/ WILLIAM J. MCHALE William J. McHale Attorney-in-fact

 INFOCROSSING, INC.
REGISTRATION STATEMENT ON FORM S-3

Exhibit Number	Description
3.1A	Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to Infocrossing's Form 10-KSB for the period ended October 31, 1999.
3.1B
Certificate of Amendment to Infocrossing's Restated Certificate of Incorporation, filed May 8, 2000 to increase the number of authorized shares and to remove Article 11, incorporated by reference to Exhibit 3.1B to Infocrossing's Form 10-Q for the period ended April 30, 2000.
3.1C*	Certificate of Elimination, dated as of October 23, 2003, eliminating all outstanding shares of Infocrossing's redeemable 8% series A cumulative convertible participating preferred stock due 2007.
3.2	Amended and Restated By-Laws, incorporated by reference to Exhibit 3.2 to Infocrossing's Form 10-KSB for the period ended October 31, 1999.
4.1*	Form of certificate for common stock.
4.2*	Form of Warrant, dated as of October 21, 2003.
4.3
Securities Purchase Agreement, dated as of October 16, 2003, by and among Infocrossing, Inc. and the purchasers listed on the signature pages thereto incorporated by reference to Exhibit 4.1 to Infocrossing's Current Report on Form 8-K filed October 22, 2003.
4.4
Registration Rights Agreement, dated as of October 16, 2003, between Infocrossing, Inc. and the investors named on the signature pages thereto incorporated by reference to Exhibit 4.2 to Infocrossing's Current Report on Form 8-K filed October 22, 2003.
4.5
Exchange Agreement, dated as of October 16, 2003, by and among the Company and holders of series A preferred stock and series A warrants incorporated by reference to Exhibit 4.3 to Infocrossing's Current Report on Form 8-K filed October 22, 2003.
5.1*	Opinion of Latham & Watkins LLP.
10.1A†	Master Services Agreement dated as of May 24, 2001 among Infocrossing, Inc., Alicomp, a Division of Alicare, Inc. and ADT Security Services, Inc.
10.1B†	Amendment to Master Services Agreement among Infocrossing, Inc., Alicomp, a Division of Alicare, Inc. and ADT Security Services, Inc. dated as of January 11, 2002.
10.2A†	Computer Services Agreement dated as of March 21, 1997 by and between Computer Outsourcing Services, Inc. and Alicomp, a Division of Alicare, Inc.
10.2B†	Marketing Agreement dated as of March 21, 1997 by and between Computer Outsourcing Services, Inc. and Alicomp, a Division of Alicare, Inc.
10.2C	Extension Agreement dated as of October 1, 2002 by and between Infocrossing, Inc. (formerly known as Computer Outsourcing Services, Inc.) and Alicomp, a Division of Alicare, Inc.
10.2D	Extension Agreement dated as of December 30, 2003 by and between Infocrossing, Inc. (formerly known as Computer Outsourcing Services, Inc.) and Alicomp, a Division of Alicare, Inc.
23.1*	Consent of Ernst & Young LLP, independent auditors.
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of the original Registration Statement filed on October 31, 2003, being amended hereby).
99.1
Term Loan Agreement, dated as of October 21, 2003, by and among the Company, the Lenders named therein, and Infocrossing Agent, Inc. incorporated by reference to Exhibit 10.1 to Infocrossing's Current Report on Form 8-K filed October 22, 2003.
99.2
Guaranty and Security Agreement, dated as of October 21, 2003, by and among the Company, the Company's subsidiaries, and Infocrossing Agent, Inc. incorporated by reference to Exhibit 10.2 to Infocrossing's Current Report on Form 8-K filed October 22, 2003.

*
Previously filed.

†
Portions of this Exhibit have been omitted pursuant to a request for confidential treatment.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INFOCROSSING, INC. REGISTRATION STATEMENT ON FORM S-3